Exhibit 10.4

Execution Copy

Employment Agreement

This Employment Agreement is made and entered into effective September 13, 2013 (the “Effective Date”), by and between Medgenics, Inc., a Delaware corporation, and Garry Neil. As used in this Agreement, capitalized terms have the meanings set forth in Section 20.

Recitals

A.           The Company desires to employ Executive as Head of Research and Development, and Executive desires to be so employed by the Company, on the terms and conditions set forth herein.

B.           The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

C.           The Parties desire to enter into this Agreement as of the Effective Date and to have this Agreement supersede all agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.          Employment Period. The Company shall employ Executive during the Employment Period and Executive shall remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless sooner terminated as provided herein, provided that the Employment Period shall be extended automatically for one additional year beginning on the third anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such anniversary, that the Employment Period shall not be extended.

2.          Duties.

(a)          During the Employment Period, Executive shall devote Executive’s full business time, energy, and talent to serving as Head of Research and Development of the Company, subject to the direction of the CEO.

(b)          Executive shall have the duties that are commensurate with Executive’s positions and any other duties that may be assigned to Executive by the CEO, and Executive shall perform all such duties faithfully and efficiently in compliance with applicable law and Company policies, as may be in effect from time to time. Executive shall have such powers as are inherent to the undertakings applicable to Executive’s positions and necessary to carry out the duties required of Executive hereunder.

(c)          Executive’s principal place of business shall be within 50 miles of Philadelphia, Pennsylvania; however, it is understood that Executive may be required to travel both domestically and internationally in fulfillment of Executive’s duties set forth herein.

(d)          Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the CEO, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or any Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the CEO.

3.          Compensation and Benefits. During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows:

(a)          Executive shall be paid a base salary at an annual rate of $410,000 (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. For fiscal year 2015 and each subsequent fiscal year during the Employment Period, Executive’s Annual Base Salary shall be reviewed by the Board for possible increase, but not decrease, with any such increase to be effective as of January 1 of the year of such adjustment. The Company retains the discretion to review Executive’s Annual Base Salary prior to January of 2015, though there is no intended inference or agreement to do so.

(b)          Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Incentive Bonuses shall be as determined in the discretion of the Board, or as may be pursuant to a new annual incentive plan as may be adopted and in effect from time to time, with any applicable performance metrics and goals to be established by the Board after consultations with Executive. Executive’s initial target bonus shall be 60% of Annual Base Salary (“Target Bonus”), but may be greater or less based upon actual performance and Board determination. Any Incentive Bonus shall be paid to Executive no later than 60 days after the close of the fiscal year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus. Executive’s Incentive Bonus for fiscal year 2013 shall be prorated on a per diem basis for the number of days employed during such fiscal year, divided by 365, and shall be determined in the discretion of the Board based upon performance criteria to be mutually agreed upon by Executive and the CEO within the first 45 days following the Effective Date.

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(c)          Effective on the Effective Date, Executive shall receive an initial stock option award with respect to 900,000 shares of the Company’s common stock, which may be granted outside of the Company’s Stock Incentive Plan, as amended and restated March 5, 2012. The form of the award agreement shall be in the form attached hereto as Exhibit B, which provides for, (i) three-year vesting (1/3 vesting on the first anniversary of grant and the balance vesting in equal increments on a monthly basis thereafter), (ii) exercisability through the 10th anniversary of grant, subject to expiration following termination as provided herein, (iii) exercisability on a net basis, and (iv) an exercise price based upon the closing price of the Company’s common stock on the date of grant.

(d)          Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company in the United States, on as favorable a basis as other similarly situated and performing executives.

(e)          Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company in the United States, on as favorable a basis as other similarly situated and performing executives. If the Company does not have in place a medical and dental insurance program, the Company shall pay to Executive a monthly amount up to $3,560 to continue COBRA continuation coverage (including any spousal or family coverage, as may be applicable) through Executive’s prior employer, provided Executive remains eligible for and elects such continuation coverage.

(f)          Executive shall be entitled to accrue paid time off and holidays in accordance with and subject to the Company’s paid time off programs and policies relating to its employees in the United States as may be in effect from time to time, provided that Executive shall be entitled to a minimum of 20 days of paid time off per fiscal year, accrued pro rata throughout the year. Paid time off not taken in the fiscal year accrued shall not cumulate or be useable in any subsequent fiscal year, unless so provided in the Company’s paid time off programs and policies relating to its employees in the United States as may be in effect from time to time.

(g)          Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

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4.          Termination. This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a)          Minimum Benefits upon Termination. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law, to the following:

(i)          Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii)         Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause if the events giving rise to the Termination for Cause occurred in such prior fiscal year;

(iii)        Executive’s accrued but unpaid paid time off for the fiscal year during which the Termination Date occurs;

(iv)         Executive’s unreimbursed business expenses through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 45 days following the Termination Date; and

(v)          The benefits, incentives, and awards described in Section 4(g)(i).

Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date (except that payments under Section 4(a)(iv) shall be made within 30 days following submission for reimbursement); provided, however, that any benefits, incentives, or awards payable as described in Section 4(g)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.

(b)          Termination for Death or Disability. The Company shall be entitled to terminate the employment of Executive upon Executive’s death or Disability, by giving written notice to Executive, in which event the date that the Company gives such notice shall be deemed the Termination Date. Upon a Termination due to Executive’s death or Disability, Executive (or Executive’s estate, if applicable) shall be entitled to the following:

(i)          The benefits described in Section 4(a);

(ii)         A payment, payable on the 45th day following the Termination Date, equal to the Target Bonus for the fiscal year in which the Termination Date occurs, prorated on a per diem basis for the number of days employed during such fiscal year prior to the Termination Date, divided by 365 (a “Pro-Rated Bonus”);

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(iii)        A lump sum payment, payable on the 45th day following the Termination Date, in an amount equal to the sum of (x) 100% of Executive’s Annual Base Salary in effect on the Termination Date, and (y) 100% of the Target Bonus for the fiscal year in which the Termination Date occurs;

(iv)         All unvested stock options then held by Executive that are scheduled to vest within 12 months after the Termination Date shall immediately vest and all vested stock options shall remain exercisable through the earlier of the 24-month anniversary of the Termination Date or the original expiration date of the applicable stock option; and

(v)          The continuation of benefits as provided in Section 4(f), provided such benefit shall only be for a maximum period of 12 months.

(c)          Termination With Good Reason or Without Cause. Executive shall be entitled to terminate his employment for Good Reason by giving at least 10 days’, but not more than 30 days’, prior written notice of termination to the Company, in which event the date specified in the notice of termination shall be deemed the Termination Date; provided, however, that (A) prior to giving such notice of Termination for Good Reason, Executive must give the Company written notice of the existence of any condition giving rise to Good Reason within 30 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason. The Company shall be entitled to terminate Executive’s employment for any reason that does not constitute Cause, or for no reason, by giving at least 10 days’ prior written notice to Executive, in which event the date specified in the notice of termination shall be deemed the Termination Date. Upon a Termination by Executive for Good Reason or a Termination by the Company without Cause, Executive shall be entitled to the following:

(i)          The benefits described in Section 4(a);

(ii)         A Pro-Rated Bonus, payable on the 45th day following the Termination Date;

(iii)        A lump sum payment, payable on the 45th day following the Termination Date, in an amount equal to the sum of (x) 150% of Executive’s Annual Base Salary in effect on the Termination Date, and (y) 150% of the Target Bonus for the fiscal year in which the Termination Date occurs;

(iv)         All unvested stock options then held by Executive shall immediately vest and all vested stock options shall remain exercisable through the earlier of the 24-month anniversary of the Termination Date or the original expiration date of the applicable stock option; and

(v)          The continuation of benefits as provided in Section 4(f).

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(d)          Termination for Cause. The Company shall be entitled to terminate Executive’s employment for Cause by giving written notice of termination to Executive, in which event the date that the Company gives such notice shall be deemed the Termination Date; provided, however, that (A) with respect to clauses (iii) or (iv) of the definition of “Cause” set forth in Section 20(e), to the extent curable, Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment for Cause, which notice shall specify the grounds for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for Cause, and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of any grounds for Cause. Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Board or its designee, or (B) any negotiations between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive. Upon a Termination for Cause, Executive shall only be entitled to the benefits described in Section 4(a) and all unvested stock options then held by Executive shall immediately expire on the Termination Date and all vested stock options shall immediately terminate on the Termination Date and shall no longer be exercisable. Notwithstanding anything to the contrary contained herein, a Termination for Cause shall be deemed to have occurred if, within 12 months following the Termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.

(e)          Termination due to Voluntary Resignation or Executive’s Notice of Non-Renewal. Executive shall be entitled to terminate his employment without Good Reason by giving at least 60 days’ prior written notice to the Company, in which event the date that is 60 days after the date that Executive gives such notice shall be deemed to be the Termination Date. Upon a Termination by Executive without Good Reason or in the event that Executive gives a notice of his desire not to extend the Employment Period as provided in Section 1 (in which event the Termination Date shall be deemed to be the expiration of the Employment Period), Executive shall only be entitled to the benefits described in Section 4(a) and all unvested stock options then held by Executive shall immediately expire on the Termination Date and all vested stock options shall remain exercisable for a period of 90 days after the Termination Date.

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(f)          Medical and Dental Benefits. If Executive’s employment is terminated pursuant to Section 4(b) or 4(c), then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date and provided Executive is eligible for and elects to continue coverage (under the health care continuation rules of COBRA, provided that if, on the Termination Date, the Company is not subject to COBRA, the Company shall provide for continuation coverage as if it were subject to COBRA for the entire period to which COBRA would have applied if the Company had been subject to COBRA (collectively for purposes of this Agreement, “COBRA”)), the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the applicable Termination Date for a period of up to 18-months following the Termination Date, such that Executive shall be required to pay, on a monthly basis, the same amount as Executive would pay if Executive continued in employment with the Company during such period (“Subsidized Coverage”) and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that Subsidized Coverage shall be provided as described above unless the Company determines, based on a written legal opinion of counsel, that the Company’s provision of Subsidized Coverage results in the violation of non-discrimination provisions of applicable law, as may be applicable to the Company (the enforcement of which is not suspended by legislation, regulation or administrative action), the imposition of a material additional tax or other material penalty being imposed on the Company (or an Affiliate) or any employee participating in such plans. If the Company makes such a determination, then the Company shall pay Executive an additional severance benefit equal to the cost to the Company of the Subsidized Coverage (had such Subsidized Coverage been provided) to assist Executive with the cost of COBRA or, if not available, to assist Executive with the cost of comparable coverage for Executive and his eligible dependents. The coverages under this Section 4(f) are first intended to provide coverage under the Company plans to the maximum extent permitted by law, subject to the foregoing exceptions, and if such coverage is not so provided due to such exceptions, only then coverage may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(f) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

(g)          Other Benefits.

(i)          Executive’s rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)         Except as specifically provided in this Agreement, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following a Termination.

(h)          Removal from any Boards and Positions. Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.

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(i)          Claw-back. Any compensation or benefits received under this Agreement shall be subject to potential cancellation, recoupment, rescission, payback or other similar action as may be required by law, and, if the Company implements a claw-back policy during the Employment Period, Executive shall acknowledge and consent to the Company’s application, implementation and enforcement of such policy with respect to any compensation or benefits received under this Agreement.

5.          Release. Notwithstanding any provision of this Agreement to the contrary, Executive shall not be entitled to any benefits under Section 4(b), 4(c) or 4(f) (other than the benefits set forth in Section 4(a)), and shall repay to the Company any such benefits received, unless Executive (or Executive’s estate, if applicable) executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.

6.          Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business. Executive further acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to Confidential Information.

(a)          Confidential Information. During the course of Executive’s employment and following a Termination:

(i)          Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties to the Company.

(ii)         If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

(iii)        Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.

(iv)         Executive shall abide by the Company’s policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or Entity where Executive’s service would involve the use or disclosure of Confidential Information.

(v)          Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

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(b)          Documents and Property.

(i)          All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon a Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii)         Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company’s applicable policies and procedures. Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates. Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon a Termination, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Executive shall delete any Company and Affiliate information from Executive’s personal computer or other electronic device.

(c)          Non-Competition and Non-Solicitation. The primary service area of the Company’s business in which Executive will actively participate extends separately to the Restricted Area. Therefore, as an essential ingredient of and in consideration of the compensation and benefits (including the initial stock option award and the severance benefits) provided herein, this Agreement and Executive’s employment with the Company, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i)          Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Executive provided services to the Company, any person, firm, partnership, corporation, other Entity, or trust that owns, operates, or is in the process of forming, a Competitor doing or planning to do business in the Restricted Area (as may be evidenced by being identified in a filing with any regulatory authority, if applicable); provided, however, that the ownership by Executive of shares of the capital stock of any Entity, which shares are listed on a securities exchange and that do not represent more than 2% of the Entity’s outstanding capital stock, shall not violate any terms of this Agreement;

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(ii)         (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, advisor, consultant, or other business relation of the Company or its Affiliates with whom Executive or any reporting employee had a business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, advisors, consultants or other business relations with whom Executive or any reporting employee had a business relationship.

(iii)        Serve as the agent, broker, or representative of, or otherwise assist, any person or Entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Executive or any reporting employee devoted time to on behalf of the Company or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(iv)         Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would inevitably use or disclose the Company’s Confidential Information in Executive’s work or service for such Competitor.

(d)          Works Made for Hire; Ownership of Company Work Product.

(i)          The Parties understand and agree that all work prepared by Executive for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Executive shall, and does, assign to the Company all of Executive’s right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Executive waives and releases all moral rights in any of the works as Executive may possess by virtue of the Visual Artist’s Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Executive shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns.  Executive shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

(ii)         Executive hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

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(iii)        Executive shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv)         The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.

(v)          To the extent required by applicable state statute, this Section 6(d) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e)          Consent and Release. From time to time, the Company’s business locations may be the subject of a Promotional Work.  Executive acknowledges that Executive is aware that Executive’s name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Executive’s name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company’s products and services, and, at all times, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Executive’s name, image, or likeness.  Executive, Executive’s heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company’s or its Affiliates’ use of a Promotional Work that includes Executive’s name, image, or likeness.

(f)          Company Proprietary and Intellectual Property. The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Executive acknowledges the Company’s or its Affiliates’ exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company’s or its Affiliates’ ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company’s or its Affiliates’ right, title, and interest therein.  Executive shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.

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(g)          Remedies for Breach of Restrictive Covenant.

(i)          Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope.

(ii)         Executive acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to employ Executive and to enter into this Agreement and to provide the compensation, benefits and opportunities hereunder.

(iii)        Executive must, and the Company may, communicate the existence and terms of this Agreement to any third party with whom Executive may seek or obtain future employment or other similar arrangement.

(iv)         In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company post bond.

(v)          If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

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7.          No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

8.          Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the principal headquarters of the Company, attention: Chief Executive Officer; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9.          Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

10.         Choice of Venue and Consent to Jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts located in the City of Philadelphia, Pennsylvania, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court serving the City of Philadelphia, Pennsylvania, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise. Each Party may be served with process in any manner permitted under Pennsylvania law, or by United States registered or certified mail, return receipt requested.

11.         Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral.

12.         Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

13.         No Assignment. Executive’s right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

14.         Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

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15.         Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16.         Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

17.         Executive Acknowledgement. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

18.         Code Section 409A.

(a)          To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 18 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b)          Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

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19.         Construction.

(a)          In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (v) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vi) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (vii) any reference to a document or set of documents, and the rights and obligations of the Parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (viii) all words used shall be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b)          If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

(c)          The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.

(d)          Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

(e)          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

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20.         Definitions. As used in this Agreement, the terms defined in this Section 20 have the meanings set forth below.

(a)          “Affiliate” means each Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity.

(b)          “Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.

(c)          “Annual Base Salary” has the meaning set forth in Section 3(a).

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cause” means any of the following (in each case as determined by the Board):

(i)          Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(ii)         An act of fraud, gross negligence, willful misconduct or dishonesty by Executive that could reasonably be expected to be materially injurious to the Company or an Affiliate;

(iii)        A material breach by Executive of any of the provisions of this Agreement;

(iv)         An act of moral turpitude by Executive that could reasonably be expected to lead to a material harm (financial or reputational) to the Company or an Affiliate; or

(v)          Executive’s alcoholism or illegal drug use or drug abuse.

(f)          “CEO” means the Chief Executive Officer of the Company.

(g)          “Code” means the Internal Revenue Code of 1986.

(h)          “Company” means Medgenics, Inc.

(i)          “Company Proprietary and Intellectual Property” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.

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(j)          “Company Work Product” means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Executive in the course of Executive’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any. Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Company Work Product shall not include (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

(k)          “Competitor” means any Entity engaged, or proposing to engage, in any activities competing with products or services offered or reasonably anticipated to be offered or under active research and development by the Company or an Affiliate.

(l)          “Confidential Information” means confidential or proprietary non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.

(m)          “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. In the event of a dispute regarding whether Executive has incurred a Disability, each of Executive and the Company shall choose a physician who together shall choose a third physician to make a final determination regarding whether Executive has incurred a Disability.

(n)          “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

(o)          “Employment Period” has the meaning set forth in Section 1.

(p)          “Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

(q)          “Executive” means Garry Neil.

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(r)          “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i)          A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2; provided, however, that a change in title as a result of a merger or reorganization of the Company or an Affiliate, where Executive maintains a similar level of responsibility or oversight (including, where applicable, duties with respect to a public company officer or director), shall not constitute Good Reason or a breach of this Agreement;

(ii)         A material reduction in Executive’s then-current Annual Base Salary, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii)        A permanent relocation of Executive’s primary place of employment of more than 25 miles from the initially-agreed place of employment, which relocation also causes Executive’s primary place of employment to be located further from Executive’s primary residence;

(iv)         The Company gives Executive notice of its desire not to extend the Employment Period as provided in Section 1; or

(v)          A material breach by the Company of this Agreement.

(s)          “Incentive Bonus” has the meaning set forth in Section 3(b).

(t)          “Parties” means the Company and Executive.

(u)          “Promotional Work” means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.

(v)          “Pro-Rated Bonus” has the meaning set forth in Section 4(b)(ii).

(w)          “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(x)          “Restricted Area” means each state in the United States and each country in which the Company or its Affiliates are actively engaged in or pursuing business at the time of Executive’s termination of employment.

(y)          “Restricted Period” means a period of 12 months immediately following the applicable Termination Date.

(z)          “Restrictive Covenant” has the meaning set forth in Section 6(c).

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(aa)         “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(bb)         “Target Bonus” means Executive’s target Incentive Bonus for the applicable fiscal year, if one is used, and if not, the Target Bonus shall be determined based upon the mid-point between the maximum Incentive Bonus and the threshold Incentive Bonus for the applicable fiscal year, with the threshold bonus based upon the first level of performance for which some amount of Incentive Bonus would be payable. For fiscal years 2013, 2014 and 2015, the Target Bonus shall be 60% of Annual Base Salary.

(cc)         “Termination” means termination of Executive’s employment with the Company and all Affiliates for any reason or no reason.

(dd)         “Termination Date” means the date of Termination.

(ee)         “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

21.         Survival. The provisions of Section 6 shall survive the termination of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

Medgenics, Inc.

By:	/s/ Sol J. Barer

Print Name:	Sol J. Barer

Title:	Chairman

GARRY NEIL

By:	/s/ Garry Neil

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EXHIBIT A

Agreement and Release and Waiver

This Agreement and Release (“Agreement”) is made and entered into by and between Medgenics, Inc. (the “Company”) and [_______________] (“Executive”).

Whereas, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

Whereas, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the “Employment Agreement”).

Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1.          Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”).

2.          Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a)          Severance Payments. [_______________].

(b)          Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c)          Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(d)          Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

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3.          Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.          Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a)          Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b)          Relating to wages, bonuses, other compensation, or benefits,

(c)          Relating to any employment or change in control contract,

(d)          Relating to any employment law, including

(i)          The United States and States of Pennsylvania, New Jersey or New York,

(ii)         The Civil Rights Act of 1964,

(iii)        The Civil Rights Act of 1991,

(iv)        The Equal Pay Act,

(v)         The Employee Retirement Income Security Act of 1974,

(vi)        The Age Discrimination in Employment Act (the “ADEA”),

(vii)       The Americans with Disabilities Act,

(viii)      Executive Order 11246, and

(ix)         Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e)          Relating to any right of payment for disability,

(f)          Relating to any statutory or contractual right of payment, and

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(g)          For relief on the basis of any alleged tort or breach of contract under the common law of the States of Pennsylvania, New Jersey or New York, or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the States of Pennsylvania, New Jersey or New York.

5.          Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6.          Covenant Not to Sue.

(a)          A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

(b)          If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.          Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [_______________]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

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8.          Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”) shall continue in full force and effect as if fully restated herein.

9.          Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill.

10.         Company Property.

(a)          Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)          Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11.         No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12.         Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13.         Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14.         Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

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15.         Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16.         Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

17.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18.         Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19.         Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

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20.         Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (f) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (g) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (h) all words used shall be construed to be of such gender or number as the circumstances and context require; (i) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (j) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

21.         Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

Medgenics, Inc.

By:

Print Name:

Title:

Date:

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GARRY NEIL

Date:

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EXHIBIT B

Non-Qualified Stock Option Award Terms

[To be attached]

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Execution Copy

MEDGENICS, INC.

Non-Qualified Stock Option Award Terms

Pursuant to the employment inducement grant exception to the shareholder approval requirements contained in Section 711 of the NYSE MKT Rules, the Participant specified below has been granted an Option by Medgenics, Inc., a Delaware corporation (the “Company”), it being understood that such grant has not been made pursuant to the Medgenics, Inc. Stock Incentive Plan, as amended from time to time (the “Incentive Plan”) or any other equity-based incentive plan of the Company or its Affiliates; provided that, other than as is inconsistent with the Option Terms, the Option Terms shall be administered consistent with the provisions of the Incentive Plan, the terms of which are incorporated herein by reference. The Option shall be subject to the following terms and conditions (the “Option Terms”):

Section 1.          Terms of Award. The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)          The “Participant” is Garry Neil.

(b)          The “Date of Grant” is September 13, 2013.

(c)          The number of “Covered Shares” is 900,000 shares of Common Stock.

(d)          The “Exercise Price” is $4.22 per share of Common Stock (the closing sales price on the NYSE MKT of the Common Stock on the Date of Grant).

(e)          Except for terms otherwise defined in the Option Terms, any capitalized term in the Option Terms shall have the meaning ascribed to that term under the Incentive Plan.

Section 2.          Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.

Section 3.          Date of Exercise. Each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT(S)	VESTING DATE(S) APPLICABLE TO INSTALLMENT(S)
1 Installment of 300,000 Covered Shares	First anniversary of Date of Grant
24 Installments of 25,000 Covered Shares	Monthly, beginning one month following the first anniversary of the Date of Grant

(a)          Notwithstanding the foregoing provisions of this Section 3, the Option shall become fully exercisable upon the following: (i) a Change in Control that occurs on or before the Participant’s Termination of Service; (ii) the Participant’s Termination of Service by the Participant for Good Reason (as defined in that certain Employment Agreement between the Company and the Participant, dated September 13, 2013, as may be amended from time to time (the “Employment Agreement”)); or (iii) the Participant’s Termination of Service by the Company other than for Cause (as defined in the Employment Agreement).

(b)          Further notwithstanding the foregoing provisions of this Section 3, upon the Participant’s Termination of Service due to the Participant’s death or Disability (as defined in the Employment Agreement), the Option shall become exercisable immediately with respect to those Installments that would have vested in the 12-month period immediately following such Termination of Service had the Participant not incurred the Termination of Service.

(c)          The Option may be exercised on or after the Participant’s Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.

Section 4.          Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)          10 years following the Date of Grant; or

(b)          the 24-month anniversary of the Participant’s Termination of Service if such termination occurs due to (i) death, (ii) Disability, (iii) termination by the Participant for Good Reason, or (iv) termination by the Company other than for Cause; or

(c)          the 90th day following the Participant’s Termination of Service if such termination is a termination by the Participant other than for Good Reason; or

(d)          the effective date of a Termination of Service where such Termination of Service is for Cause.

Section 5.          Method of Option Exercise. Subject to the Option Terms, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date, together with a signed Investment Representation Statement in a form substantially similar to the form attached hereto as Exhibit A in the event that the Common Stock to be issued to the holder will not be registered under the Securities Act of 1933, as amended. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, provided that payment may be made by a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of shares of Common Stock equal in value to (a) the number of shares as to which the Option is being exercised, multiplied by (b) a fraction, the numerator of which is the closing sales price of a share of Common Stock on the NYSE MKT on the date of exercise less the Exercise Price, and the denominator of which is such closing sales price (the number of net shares to be received shall be rounded down to the nearest whole number of shares). Notwithstanding anything in the Option Terms to the contrary, the Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded, including without limitation, the rule requiring approval by the NYSE MKT of an additional listing application for the issuance of the Covered Shares, and shall not be exercisable during any blackout period established by the Company from time to time. The Company shall, within 90 days of the Date of Grant, file a registration statement on Form S-8 with the United States Securities and Exchange Commission with respect to the Covered Shares.

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Section 6.          Withholding. The exercise of the Option, and the Company’s obligation to issue shares of Common Stock upon exercise, is subject to withholding of all applicable taxes. As permitted by the Committee from time to time, such withholding obligations may be satisfied at the election of the Participant: (a) through cash payment or wire transfer of immediately available funds by the Participant; (b) through the surrender of shares of Common Stock that the Participant already owns; or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Option Terms; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 7.          Transferability. Without the prior approval of the Company, the Option is not transferable by the Participant other than by will or by the laws of descent and distribution or to a “family member” (as defined in the general instructions to Form S-8), subject in all events to the withholding and other provisions of Section 6 above. Without the prior approval of the Company, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Section 8.          Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under the Option Terms have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Option Terms and the Incentive Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Designated Beneficiary under the Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

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Section 9.          Administration. The authority to manage and control the operation and administration of the Option Terms and the Incentive Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Incentive Plan. Any interpretation of the Option Terms or the Incentive Plan by the Committee and any decision made by it with respect to the Option Terms or the Incentive Plan are final and binding on all persons.

Section 10.         Incentive Plan Governs. Notwithstanding that the Option has not been granted pursuant to the Incentive Plan, the Option shall be treated in a manner consistent as if the Option were granted pursuant to the Incentive Plan for purposes of Sections 9.04, 9.05, 9.07, 9.08, 9.09, 9.10, 9.11, 9.14(c), 9.15, 9.16, 9.17, 9.20, and 9.21 of the Incentive Plan. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancy between the corporate records of the Company and the Option Terms, the corporate records of the Company shall control.

Section 11.         Not An Employment Contract. The Option shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 12.         No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Covered Shares subject to the Option until the Participant becomes the holder of record of such Covered Shares.

Section 13.         Amendment. The Option Terms may be amended in accordance with the provisions of the Incentive Plan as applicable to awards granted under the Incentive Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 14.         Validity. If any provision of the Option Terms is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Option Terms shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 15         Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend the Option Terms without the consent of the Participant to maintain compliance with Code Section 409A. The Participant’s acceptance of the Option constitutes acknowledgement and consent to such rights of the Committee.

Section 16.         Clawback. The Option shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law. The Participant’s acceptance of the Option constitutes acknowledgement and consent to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy and applicable law, with respect to the Option, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused the Option Terms to be executed in its name and on its behalf by a duly authorized officer, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Option Terms, all as of the Date of Grant.

PARTICIPANT	MEDGENICS, INC.

/s/ Garry A. Neil	By:	/s/ Sol J. Barer
Signature

Garry A. Neil	Its:	Chairman
Print Name

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

[This form is to be completed at the time the Option is exercised, unless the stock to be issued upon exercise of the Option has been registered under the Securities Act of 1933, as amended]

Effective as of ___________________ [insert date of option exercise] (the “Effective Date”), the undersigned (“Optionee”) has elected to purchase ___________________ shares of the Common Stock (the “Shares”) of Medgenics, Inc. (the “Company”) under and pursuant to the Non-Qualified Stock Option Terms dated ___________________ [insert grant date of option] (the “Option Terms”). The Optionee hereby makes the following certifications, representations, warranties and agreements with respect to the purchase of the Shares:

The Optionee acknowledges that he or she is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Optionee represents and warrants to the Company that he or she is acquiring these Shares for investment for the Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Optionee further acknowledges that the Shares have not been registered under the Securities Act, are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or an exemption from such registration and qualification is available. The Optionee further acknowledges that the Company is under no obligation to register the Shares.

The Optionee further acknowledges that he or she is familiar with the provisions of Rule 144, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Optionee further acknowledges that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required in order to resell the Shares. The Optionee understands that no assurances can be given that any such registration will be made or any such exemption will be available in such event.

The Optionee further acknowledges and understands that all certificates representing any of the Shares shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting any other restrictions pursuant to the Company’s Articles of Incorporation, Bylaws, the Option Terms, the Medgenics, Inc. Stock Incentive Plan and/or applicable securities laws.

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The Optionee further agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period, or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”), following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Optionee further acknowledges and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the representations, warranties, agreements or other provisions contained in this Investment Representation Statement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

Submitted by Optionee:

Signature

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